Exhibit 99.01

Contact:

Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM RECEIVES FDA APPROVAL TO COMMENCE DRUG TRIAL FOR MAJOR DEPRESSION

ROCKVILLE, Maryland, December 16, 2010 – Neuralstem, Inc. (NYSE Amex: CUR) today announced that the U.S. Food and Drug Administration (FDA) has approved its Investigational New Drug (IND) application to initiate a Phase Ia safety trial to test NSI-189, its first small molecule compound, in major depression. NSI-189 is a proprietary new chemical entity discovered by Neuralstem that stimulates new neuron growth in the hippocampus, an area of the brain that is believed to be involved in depression and other diseases, such as Alzheimer’s disease.

“The commencement of the first trial in our small molecule platform represents a major milestone for Neuralstem,” said Richard Garr, Neuralstem President & CEO. “In addition to our ongoing programs in cell therapeutics, we are now advancing a new class of orally administered drugs that recruit endogenous neural stem cells.  NSI-189 is the first in this class.”

 “Today’s antidepressants are based on a theory of serotonin deficiency,” explained Karl Johe, PhD, Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors. “A new theory is emerging that chronic stress can lead to hippocampal atrophy and eventually to depression. NSI-189 appears to help the brain repair itself, generating new neurons and protecting against damage. This neurogenic approach is completely novel in the treatment of CNS diseases.”

About NS-189

NS-189 is the first in a class of compounds that Neuralstem plans to develop into orally administered drugs.

In mice, NSI-189 both stimulated neurogenesis of the hippocampus and increased its overall volume as well. Additionally, NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in-vitro. Therefore, NSI-189 may reverse the human hippocampal atrophy seen in major depression and schizophrenia. This program has received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

The Neuralstem small molecule platform results from discoveries made through Neuralstem’s ability to generate stable human neural stem cell lines suitable for screening large chemical libraries. The platform complements Neuralstem’s cell therapy platform, in which brain and spinal cord stem cells are transplanted directly into diseased areas to repair and/or replace diseased or dead cells.

About the Trial

This Phase Ia trial will test a single dose of NSI-189 in healthy patients. If the safety endpoints are met, the trial will commence to the Ib phase, testing the safety of escalating doses of daily administration for 28 days in depressed patients. The entire Phase I trial is expected to be approximately one year in duration.

Further information will be available on the Neuralstem website when recruitment for the trial begins.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has been approved to commence a Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com http://www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended September 30, 2010.

# # #